SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 10, 2006

	Registrant, State of Incorporation, Address of	I.R.S. Employer
Commission File	Principal Executive Offices and Telephone	Identification
Number	Number	Number

1-08788	SIERRA PACIFIC RESOURCES	88-0198358
Nevada
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

2-28348	NEVADA POWER COMPANY	88-0420104
Nevada
6226 West Sahara Avenue
Las Vegas, Nevada 89146
(702) 367-5000
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
     The information furnished in exhibit 99.1 hereto includes certain previously undisclosed financial and other information contained in a presentation to be made by Nevada Power Company’s management. The information furnished in exhibit 99.2 hereto is a reconciliation of certain non-GAAP financial information that will be included in such presentation. Pursuant to general instruction B.2 to Form 8-K, the information furnished pursuant to this Item 7.01 and exhibits 99.1 and 99.2 hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.
Item 8.01 Other Events
Nevada Power Company is filing this 8-K item to update its risk factors related to its business. References to “we,” “our,” and “us,” mean Nevada Power Company and not Nevada Power Company and its subsidiaries on a consolidated basis.
Risks Relating to Us and Our Business
We may not be able to mitigate fuel and wholesale electricity pricing risks and associated credit risk which could negatively impact our liquidity and our earnings.
          Our business and operations are subject to changes in purchased power prices and fuel costs that may cause increases in the amounts we must pay for power supplies on the wholesale market and the cost of producing power in our generation plants. As evidenced by the western utility crisis that began in 2000, prices for electricity, fuel and natural gas may fluctuate substantially over relatively short periods of time and expose us to significant commodity price risks.
          Among the factors that could affect market prices for electricity and fuel are:

•	prevailing market prices for natural gas, coal, oil and other fuels used in our generation plants, including associated transportation costs, and supplies of such commodities;

•	changes in the regulatory framework for the commodities markets that we rely on for purchased power and fuel;

•	liquidity in the general wholesale electricity market;

•	the actions of external parties, such as the FERC or independent system operators, that may impose price limitations and other mechanisms to address some of the volatility in the western energy markets;

•	weather conditions impacting demand for electricity or availability of hydroelectric power or fuel supplies;

•	union and labor relations;

•	natural disasters, wars, embargoes and other catastrophic events; and

•	changes in federal and state energy and environmental laws and regulations.
          As a part of our risk management strategy, we focus on executing contracts for power deliveries to our physical points of delivery to mitigate the commodity-related risks listed above. To the extent that open positions exist, fluctuating commodity prices could have a material adverse effect on our cash flows and financial condition.
          Increasing energy commodity prices, particularly with respect to natural gas, have a significant effect on our short-term liquidity. Although we are entitled to recover our prudently incurred power and fuel costs (including natural gas supply costs) through deferred energy rate case filings with the PUCN, if current commodity prices hold or increase, our deferred energy balance will increase, which will negatively affect our cash flow and liquidity until such costs are recovered from customers.
          We are also subject to credit risk for losses that we incur as a result of non-performance by counterparties of their contractual obligations to deliver fuel, purchased power or settlement payments. We often extend credit to counterparties and customers and we are exposed to the risk that we may not be able to collect amounts owed to us. Credit risk includes the risk that a counterparty may default due to circumstances relating directly to it, and also the risk that a counterparty may default due to circumstances that relate to other market participants that have a direct or indirect relationship with such counterparty. Should a counterparty, customer or supplier fail to perform, we may be required to replace existing contracts with contracts at then-current market prices or to honor the underlying commitment.
          We are also subject to liquidity risk resulting from the exposure that our counterparties perceive with respect to the possible non-performance by us of our physical and financial energy and fuel contracts.

These counterparties may under certain circumstances, pursuant to our agreements with them, seek assurances of performance from us in the form of letters of credit, prepayment or cash deposits. In periods of price volatility, our exposure level can change significantly, which could have a significant negative impact on our liquidity and earnings.
          As of December 31, 2005, we had approximately $222 million outstanding under our $500 million revolving credit facility, which amount included letters of credit outstanding. The combined effects of higher natural gas prices, a significant deferred energy balance and ongoing under-recovery of fuel and energy costs may have a negative effect on our short-term liquidity.
If we do not receive favorable rulings in the deferred energy applications that we file with the PUCN and we are unable to recover our deferred purchased power and fuel costs, we will experience an adverse impact on cash flow and earnings. Any significant disallowance of deferred energy charges in the future could materially adversely affect our cash flow, financial condition and liquidity, and could make out ability to repay the notes uncertain.
          The rates that we charge our customers and certain aspects of our operations are subject to the regulation of the PUCN, which significantly influences our operating environment and affects our ability to recover costs from our customers. Under Nevada law, purchased power and fuel costs in excess of those included in base rates are deferred as an asset on our balance sheet and are not shown as an expense until recovered from our retail customers. We are required to file deferred energy applications with the PUCN at least once every twelve months so that the PUCN may verify the prudence of the energy costs and allow us to clear our deferred energy accounts. Nevada law also requires the PUCN to act on these cases within a specified time period. Any of these costs determined by the PUCN to have been imprudently incurred cannot be recovered from our customers. Past disallowances in our deferred energy cases have been significant.
          On June 3, 2005, pursuant to newly adopted regulations allowing more frequent energy cost adjustments, we filed a request to increase our Base Tariff Energy Rate (“BTER”) to reflect forecasted energy costs. We expected the request would increase our revenue by $66.9 million for the 12-month period of October 1, 2005 to September 30, 2006 and more closely correlate our fuel and purchased power revenues with current fuel and purchased power costs. The proposed increase will not affect our operating income because the increase was intended to recoup, on a more current basis, our actual fuel and purchased power costs incurred and expected to be incurred during the rate effective period. Our request represented an increase of 3.74% for the average residential customer and 3.53% for all other customer classes. On September 27, 2005, the PUCN issued an order approving our requested BTER rate changes.
          As of November 30, 2005, our deferred energy balance was approximately $543.8 million, which amount included $231.6 million of charges associated with claims for terminated supply contracts. See “Summary — Recent Developments” and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 for additional information regarding these claims.
          Material disallowances of our deferred energy costs or inadequate base tariff energy rates would have a significant adverse effect on our financial condition and future results of operations, could cause downgrades of our securities by the rating agencies and could make it more difficult for us to finance operations and buy fuel and purchased power from third parties.
Unfavorable rulings in our future general rate cases will have a significant adverse effect on our financial condition, cash flows and future results of operations.
          Our revenues and earnings are subject to change pursuant to regulatory proceedings known as general rate cases which we file with the PUCN approximately every two years. In our general rate cases, the PUCN determines the extent to which, in the PUCN’s view, capital expenditures were prudently made and are recoverable from customers and establishes, among other things, our return on common equity, overall rate of return, depreciation rates and our cost of capital.
          We cannot predict what the PUCN will decide in our future general rate cases. Inadequate base rates would have a significant adverse effect on our financial condition and future results of operations and could cause additional downgrades of our securities by the rating agencies and make it significantly more difficult to finance operations and to buy fuel and purchased power from third parties.
Past regulatory decisions significantly adversely affected our liquidity. Adverse regulatory decisions could cause downgrades of our credit ratings which, in turn, could limit our access to the capital markets and make it difficult for us to obtain power necessary for our operations.
          On March 29, 2002, the PUCN issued a decision in our deferred energy rate case disallowing $434 million of our request to recover deferred purchased power and fuel costs through rate increases to our customers. On March 29 and April 1, 2002, following this decision by the PUCN, each of Standard & Poor’s Rating Services (“S&P”) and Moody’s Investor Service, Inc. (“Moody’s”) lowered our unsecured debt ratings to below investment grade. As a result of these downgrades, our ability to access the capital markets to raise funds to service our debt obligations and refinance our maturing debt as it became due was limited. In addition, because the credit ratings of Sierra Pacific Resources were similarly downgraded, and because of restrictions on our ability to pay dividends on our common stock, Sierra Pacific Resources’ ability to make capital contributions to us became limited. Since that time, we and Sierra Pacific Resources have completed a series of financings that have extended maturities, reduced interest costs, improved our capital structure, increased liquidity and enhanced our credit. As a result, Moody’s improved our credit ratings, S&P changed our credit outlook to “positive” from “negative,” and Fitch Ratings commenced credit coverage at the same equivalent ratings as Moody’s. Currently, S&P, Moody’s and Fitch have our credit ratings on “stable” outlook. We will continue to look for opportunities to improve our financial strength and improve our credit quality; however, any future downgrades would increase our cost of capital and limit our access to the capital markets.
          Historically, we have purchased a significant portion of the power that we sell to our customers from power suppliers. If our credit ratings are downgraded, we may experience difficulty entering into new power supply contracts, and to the extent that we must rely on the spot market, we may experience difficulty obtaining such power from suppliers in the spot market in light of our financial condition. In addition, if we experience unexpected failures or outages in their generation facilities, we may need to purchase a greater portion of the power we provide to our customers. If we do not have sufficient funds or liquidity to obtain our power requirements, particularly at the onset of the summer months, and are unable to obtain power through other means, our business, operations and financial condition will be materially adversely affected.
Our ability to access the capital markets is dependent on our ability to obtain regulatory approval to do so.
          We will need to continue to support working capital and capital expenditures, and to refinance maturing debt, through external financing. We must obtain regulatory approval in Nevada in order to borrow money or to issue securities and will therefore be dependent on the PUCN to issue favorable orders in a timely manner to permit us to finance our operations and to purchase power and fuel necessary to serve our customers. We cannot assure you that the PUCN will issue such orders or that such orders will be issued on a timely basis.
If we do not obtain regulatory approvals for our settlement agreement with Enron, or are otherwise unable to consummate the settlement agreement on financially favorable terms, it could adversely affect our cash flow, liquidity and financial condition. If we are unable to recover in rates amounts paid in accordance with the settlement agreement, our cash flow, liquidity, and financial condition will be adversely impacted, and the credit ratings on our debt could be lowered.
          On November 15, 2005, we and SPPC entered into an agreement (the “Settlement Agreement”) with Enron that resolves the long-term, ongoing litigation involving claims with respect to terminated purchase power contracts between Enron, SPPC and us. The Settlement Agreement provides for the settlement and release of the ongoing litigation, regulatory proceedings, appellate proceedings, proofs of claim and other claims between Enron, SPPC and us, related to the terminated purchase power contracts, that are pending before the U.S. Bankruptcy Court for the Southern District Court of New York (the “Enron Bankruptcy Court”), the U.S. District Court for the Southern District of New York, the Federal

Energy Regulatory Commission (the “FERC”) and the United States Court of Appeals for the Ninth Circuit. The settlement contemplated by the Settlement Agreement is conditioned upon receipt of approval from the Enron Bankruptcy Court (which was received on December 15, 2005) and the FERC. See “Summary — Recent Developments” on page 2 for a description of the terms of the Settlement Agreement.
          If we are unable to obtain the necessary regulatory approvals for the Settlement Agreement, or to consummate the Settlement Agreement, or to sell the Enron unsecured claim on economically favorable terms or at all, or are otherwise required to provide payment to Enron in connection with their existing litigation and actions against Enron, and any amounts paid to Enron are disallowed in future rate cases filed with the PUCN, our cash flow, liquidity and financial condition could be adversely impacted. A material disallowance of costs associated with the Enron settlement could result in a downgrade of our securities by the ratings agencies and could make it more difficult to finance operations and buy fuel and purchased power from third parties.
We have substantial indebtedness that we may be required to refinance. Our inability to refinance our indebtedness would have an adverse effect on us.
          The following is a description of our maturing debt that comes due on or before December 31, 2011.

•	$250 million of 10.88% General and Refunding Mortgage Notes, Series E, due 2009.

•	$15 million of Pollution Control Revenue Bonds, Variable Rate Series 2000B due 2009.
          We also have a $500 million revolving credit facility that terminates on November 5, 2010. As of the date of this Offering Memorandum, we have $360 million outstanding, not including letters of credit, under this revolving credit facility, $210 million of which will be repaid with the proceeds of this offering and available cash.
          If we do not have sufficient funds to repay our indebtedness at maturity or when otherwise due, we will have to refinance the indebtedness through additional debt financing in private or public offerings. If, at the time of any refinancing, prevailing interest rates or other factors result in higher interest rates on refinancing, increases in interest expense could adversely affect our cash flow, and, consequently, cash available for payments on our indebtedness, including the notes. If we are unable to refinance or extend outstanding borrowings on commercially reasonable terms or at all, we may have to:

•	reduce or delay capital expenditures planned for replacements, improvements and expansions; and/or

•	dispose of assets on disadvantageous terms, potentially resulting in losses and adverse effects on cash flow from operating activities.
          We cannot assure you that we could effect or implement any of these alternatives on satisfactory terms, if at all.
We may be adversely affected by the financial condition or liquidity problems of our parent, Sierra Pacific Resources, and/or its affiliates. As a wholly-owned subsidiary, we may be adversely affected by Sierra Pacific Resources’ decisions regarding our dividend policy and business and operations.
          We are a wholly-owned subsidiary of Sierra Pacific Resources, the parent company of SPPC, the public utility that provides power and natural gas to northern Nevada and the Lake Tahoe area of California. As our parent, Sierra Pacific Resources may exercise substantial control over our business and operations, the payment of dividends, our financing and other capital raising activities, mergers or other business combinations, and the acquisition or disposition of assets, among other things.
          Sierra Pacific Resources is a holding company with no significant operations of its own. Its cash flows are substantially derived from dividends paid to it by us and SPPC, which are typically utilized to service debt and pay operating expenses of Sierra Pacific Resources. In the future, subject to various factors to be considered by the Board of Directors of Sierra Pacific Resources, a portion of Sierra Pacific

Resources’ cash flow may be used to resume dividend payments on its common stock, with the balance, if any, reinvested in us and SPPC as contributions to capital.
          We and SPPC are subject to restrictions on our ability to pay dividends to Sierra Pacific Resources under the terms of certain of our financing agreements and the Federal Power Act.
          Sierra Pacific Resources has a substantial amount of unsecured debt and other obligations including, but not limited to: $99.1 million of its 7.803% Senior Notes due 2012; $335 million of its 8 5/8% Senior Notes due 2014; and $225 million of its 6.75% Senior Notes due 2017. To satisfy the significant amount of debt service on these obligations, Sierra Pacific Resources may cause us, subject to the restrictions on dividends mentioned above, to pay a significant amount of our cash flow in dividends, thus reducing cash available for operations and potentially increasing our need to borrow money to fund capital expenditures and operations.
We are subject to numerous environmental laws and regulations that may increase our cost of operations, impact or limit our business plans, or expose us to environmental liabilities.
          We are subject to extensive federal, state and local statutes, rules and regulations relating to environmental protection. These laws and regulations can result in increased capital, operating, and other costs, particularly with regard to enforcement efforts focused on power plant emissions obligations. These laws and regulations generally require us to obtain and comply with a wide variety of environmental licenses, permits, inspections and other approvals, and may be enforced by both public officials and private individuals. We cannot predict the outcome or effect of any action or litigation that may arise from applicable environmental regulations.
          In addition, we may be required to be a responsible party for environmental clean up at sites identified by environmental agencies or regulatory bodies. We cannot predict with certainty the amount and timing of future expenditures related to environmental matters because of the difficulty of estimating clean up costs. There is also uncertainty in quantifying liabilities under environmental laws that impose joint and several liability on all potentially responsible parties. Environmental regulations may also require us to install pollution control equipment at, or perform environmental remediation on, our facilities.
          Existing environmental regulations may be revised or new regulations may be adopted or become applicable to us. For example, the laws governing air emissions from coal-burning plants are being re-interpreted by federal and state authorities which could result in the imposition of substantially more stringent limitations on emissions than those currently in effect. Revised or additional regulations, which result in increased compliance costs or additional operating restrictions, could have a material adverse effect on our financial condition and results of operations particularly if those costs are not fully recoverable from our customers.
          Furthermore, we may not be able to obtain or maintain all environmental regulatory approvals necessary to our business. If there is a delay in obtaining any required environmental regulatory approval or if we fail to obtain, maintain or comply with any such approval, operations at our affected facilities could be halted or subjected to additional costs. Further, at some of our older facilities the cost of installing the necessary equipment may cause us to shut down those generation units.
We plan to make significant capital expenditures to construct new transmission and generating facilities. If we are unable to finance such construction or limit the amount of capital expenditures associated therewith to forecasted levels, our financial condition and results of operation could be adversely affected.
          Our long term business objectives include plans to construct new generating and transmission facilities. Such construction will require significant capital expenditures that we may finance through significant additional borrowings under our credit facilities or through additional debt financings in private or public offerings. We cannot be sure that we will be able to obtain financing for such capital expenditures on favorable terms, or at all. Neither can we be sure that we will be successful in limiting capital expenditures to planned amounts. Failure to obtain favorable financing arrangements for our planned capital expenditures and to be able to limit such capital expenditures to forecasted amounts would adversely affect our financial condition and results of operation.

Our operating results will likely fluctuate on a seasonal and quarterly basis.
          Electric power generation is generally a seasonal business. In many parts of the country, including our service areas, demand for power peaks during the hot summer months, with market prices also peaking at that time. As a result, our operating results in the future will likely fluctuate substantially on a seasonal basis. In addition, we have historically sold less power, and consequently earned less income, when weather conditions in our service areas are milder. Unusually mild weather in the future could diminish our results of operations and harm our financial condition.
War and the threat of terrorism or epidemics may harm our future growth and operating results.
          The growth of our business depends in part on continued customer growth and tourism demand in the Las Vegas portion of our service area. Changes in consumer preferences or discretionary consumer spending in the Las Vegas portion of our service area could harm our business. The terrorist attacks of September 11, 2001 had a negative impact on travel and leisure expenditures, impacting the lodging, gaming and tourism. Although activity levels in the Las Vegas area have recovered significantly since then, we cannot predict the extent to which future terrorist, war activities or epidemics in the United States and elsewhere may affect us, directly or indirectly. An extended period of reduced discretionary spending and/or disruptions or declines in airline travel and business conventions could significantly harm the businesses in and the continued growth of the Las Vegas portion of our service area, which could harm our business and results of operations. In addition, instability in the financial markets as a result of war, terrorism or epidemics may affect our ability to raise capital.
          A continued military presence in Iraq or any other military strikes may affect our operations in unpredictable ways, such as increased security measures and disruptions of fuel supplies and markets, particularly oil. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our business in unpredictable ways, including disruptions of fuel supplies and markets, and the possibility that our infrastructure facilities (which includes our pipelines, production facilities, and transmission and distribution facilities) could be direct targets or indirect casualties of an act of terror. War and the possibility of a prolonged military presence may have an adverse effect on the economy in general.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits.
     99.1 — Excerpts from Presentation
     99.2 — Reconciliation of non-GAAP financial information

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: January 9, 2006	By:	/s/ John E. Brown
John E. Brown
Controller

Nevada Power Company (Registrant)
Date: January 9, 2006	By:	/s/ John E. Brown
John E. Brown
Controller